Exhibit 99
                                First Banks, Inc.
                               St. Louis, Missouri

Contacts:  Allen H. Blake                    Terrance M. McCarthy
           President and                     Senior Executive Vice President and
           Chief Executive Officer           Chief Operating Officer
           First Banks, Inc.                 First Banks, Inc.
           (314) 592-5000                    (314) 592-5000

Traded:    NASDAQ
Symbol:    FBNKM  - (First Preferred Capital Trust III,  an  affiliated trust of
                    First Banks, Inc.)

Traded:    NYSE
Symbol:    FBSPrA - (First Preferred Capital  Trust IV, an  affiliated  trust of
                    First Banks, Inc.)

FOR IMMEDIATE RELEASE:

             First Banks, Inc. Announces First Quarter 2006 Earnings

         St. Louis, Missouri, April, 27, 2006. First Banks, Inc. ("First Banks" or the "Company") reported earnings of $29.0 million for the three months ended March 31, 2006, compared to $22.1 million for the comparable period in 2005, an increase of 31.1%. The Company's return on average assets and return on average stockholders' equity increased to 1.26% and 16.91% for the three months ended March 31, 2006, compared to 1.04% and 14.67% for the comparable period in 2005.

         Allen H. Blake, President and Chief Executive Officer of First Banks, said, "Our strong financial performance for the first quarter of 2006 reflects earnings driven by an improved net interest margin, increased net interest income and noninterest income and a reduced provision for income taxes, partially offset by higher noninterest expenses primarily associated with our continued growth. Additionally, we reduced the overall level of our nonperforming assets by nearly 30% through the execution and completion of planned strategies to achieve improved asset quality." Mr. Blake added, "During the first quarter of 2006, we expanded our Texas banking franchise with the acquisition of First National Bank of Sachse and the purchase of the Richardson branch office of Dallas National Bank, adding two branch offices in the Dallas area, and we announced plans to acquire First Independent National Bank in Plano, Texas, which will add two branch offices in Plano as well as a de novo branch office in Preston Forest Shopping Center in Dallas. We will also expand our banking operation in Pittsfield, Illinois with our upcoming acquisition of Pittsfield Community Bancorp, Inc." Mr. Blake further added, "First Banks ventured into a new business niche with our recent acquisition of Adrian N. Baker & Company, also completed in the first quarter, providing an excellent opportunity for us to further diversify our existing product line." Adrian N. Baker & Company, an insurance brokerage company based in Clayton, Missouri, provides a comprehensive range of employee benefit, commercial and personal insurance services.

         Internal growth and acquisitions of banks in the Company's target markets led to a $228.4 million increase in assets for the quarter to $9.40 billion at March 31, 2006. The increase in assets reflects a $150.5 million increase in loans, net of unearned discount, to $7.17 billion at March 31, 2006, and a $115.7 million net increase in investment securities, which increased $77.1 million due to the securitization of certain residential mortgage loans held in the Company's loan portfolio. Deposits increased $351.7 million during the quarter to $7.89 billion at March 31, 2006, primarily reflecting internal growth through enhanced product and service offerings as well as marketing campaigns. On March 1, 2006, the Company issued $41.2 million of subordinated debentures associated with the issuance of $40.0 million of trust preferred securities through First Bank Statutory Trust IV, a newly formed statutory trust, to provide additional capital resources for continued future growth. Additionally, the Company terminated $150.0 million of term repurchase agreements in the first quarter of 2006 to better position its overall interest rate risk, and simultaneously recognized a pre-tax loss of $2.4 million on the related sale of $150.0 million of the underlying securities associated with the term repurchase agreements. The 2006 acquisitions of First National Bank of Sachse, the Richardson branch office of Dallas National Bank and Adrian N. Baker & Company, in aggregate, provided, assets, loans, net of unearned discount, and deposits of $80.4 million, $49.5 million and $67.3 million, respectively, on their respective acquisition dates.

         Net interest income increased $12.8 million, or 16.4%, to $90.9 million for the three months ended March 31, 2006, from $78.1 million for the comparable period in 2005. Net interest margin increased to 4.30% for the three months ended March 31, 2006, compared to 3.97% for the same period in 2005. The increase in net interest income for the first three months of 2006 over the comparable period in 2005 is primarily attributable to interest income provided by average interest-earning assets, which increased 7.4% from internal growth and acquisitions, and higher yields on loans and investment securities, partially offset by increased interest expense stemming from higher deposit balances and higher interest rates paid on deposits. Average interest-earning assets increased to $8.61 billion for the three months ended March 31, 2006, from $8.01 billion for the comparable period in 2005. Average deposits increased to $7.73 billion for the three months ended March 31, 2006, from $7.09 billion for the comparable period in 2005. Interest and fees on loans include a $2.0 million recovery of interest from the payoff of a single nonaccrual loan, as further discussed below. The Company's net interest income was adversely affected by a decline in earnings on the interest rate swap agreements that were entered into in conjunction with its interest rate risk management program. Additionally, in February 2006, the Company terminated its single remaining $25.0 million notional fair value interest rate swap agreement associated with its subordinated debentures.

         The Company successfully reduced its nonperforming assets to $70.4 million at March 31, 2006, from $99.2 million at December 31, 2005 and $81.6 million at March 31, 2005. Loans past due 90 days or more and still accruing interest were $2.2 million at March 31, 2006, compared to $5.6 million at December 31, 2005 and $8.8 million at March 31, 2005. Nonperforming loans were 0.94% of loans, net of unearned discount, at March 31, 2006, compared to 1.38% at December 31, 2005 and 1.30% at March 31, 2005. The Company's 29.1% reduction in the level of nonperforming assets during the first quarter of 2006 primarily resulted from the sale of certain acquired nonperforming loans, loan payoffs and/or external refinancing of various credits. First Banks had been actively marketing approximately $59.7 million of nonperforming loans that were transferred to the held for sale portfolio on December 31, 2005. In January 2006, First Banks received a payoff on one of the loans held for sale that had a carrying value of $12.4 million at year-end 2005, resulting in the recognition of a loan recovery of $5.0 million and interest and late fees of $2.0 million. Additionally, in March 2006, the Company completed the sale of the majority of the remaining loans held for sale and recorded a pre-tax gain of approximately $1.7 million on the sale of these loans.

         The allowance for loan losses was $140.2 million at March 31, 2006, compared to $135.3 million at December 31, 2005 and $144.2 million at March 31, 2005. The Company recorded a provision for loan losses of $1.0 million for the three months ended March 31, 2006, and did not record a provision for loan losses for the comparable period in 2005. The Company recorded net loan recoveries of $3.3 million for the three months ended March 31, 2006, compared to net loan charge-offs of $6.6 million for the comparable period in 2005. Net loan recoveries for 2006 included a loan recovery of $5.0 million on the payoff of a single loan, as previously discussed. As a result of the increase in the allowance for loan losses in 2006 coupled with the improvement in nonperforming assets, the allowance for loan losses as a percentage of nonperforming loans increased to 209.00% at March 31, 2006, compared to 139.23% at December 31, 2005 and 180.71% at March 31, 2005.

         Noninterest income increased 20.2% to $25.5 million for the three months ended March 31, 2006, from $21.2 million for the three months ended March 31, 2005. The increase in 2006 reflects increases in gains on loans sold and held for sale, including a $1.7 million gain on the sale of certain nonperforming loans, as previously discussed, in addition to increases in service charges on deposit accounts and customer service fees related to higher deposit balances. Noninterest income for 2006 also includes $1.2 million associated with increased loan servicing income generated from the capitalization of mortgage servicing rights related to the securitization of $77.1 million of residential mortgage loans, and a $1.5 million gain on the sale of a parcel of other real estate. The increase in noninterest income was partially offset by a $2.4 million pre-tax loss on sales of available-for-sale investment securities associated with the termination of $150.0 million of term repurchase agreements during the first quarter of 2006, as previously mentioned.

         Noninterest expense was $74.8 million and $63.9 million for the three months ended March 31, 2006 and 2005, respectively. The Company's efficiency ratio was 64.29% for the first quarter of 2006, compared to 64.32% for the comparable period in 2005. The increase in noninterest expense for 2006 was attributable to increased expense levels resulting from the Company's growth in 2005 and 2006, which expanded our employee base and added two branch offices in 2006, nine branch offices in 2005 and the addition of one de novo branch office in early 2005. The increased expense levels include a $6.6 million increase in salaries and employee benefits expense and a $996,000 increase in occupancy expense for the three months ended March 31, 2006, compared to the same period in 2005. In addition to the Company's continued growth, the increase in salaries and employee benefits expense was also attributable to costs associated with employing and retaining qualified personnel, including enhanced incentive compensation and employee benefit plans. Increased information technology fees resulting from the Company's system conversions of recent acquisitions and expansion of technological equipment, networks and communication channels, as well as increased charitable contributions expense also contributed to the overall increase in noninterest expenses.

         The provision for income taxes was $11.7 million and $13.3 million for the three months ended March 2006 and 2005, respectively, representing an effective income tax rate of 28.9% and 37.5%, respectively. The decrease is attributable to a nonrecurring $3.2 million reduction of the provision for federal and state income taxes due to the reversal of certain tax reserves no longer deemed necessary.

         First Banks had assets of $9.40 billion at March 31, 2006 and currently operates 178 branch banking offices in California, Illinois, Missouri and Texas.

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks' plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks' management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulation. Additional factors which may cause First Banks' results to differ materially from those described in the forward-looking statements may be found in First Banks' most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking statements in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.


                                         FIRST BANKS, INC.
                                         FINANCIAL SUMMARY
                               (in thousands, except per share data)
                                           (unaudited)


                                      Selected Operating Data


                                                                               Three Months Ended
                                                                                    March 31,
                                                                           --------------------------
                                                                              2006             2005
                                                                              ----             ----

   Interest income.......................................................  $ 147,234          112,228
   Interest expense......................................................     56,368           34,149
                                                                           ---------         --------
       Net interest income...............................................     90,866           78,079
   Provision for loan losses.............................................      1,000               --
                                                                           ---------         --------
       Net interest income after provision for loan losses...............     89,866           78,079
                                                                           ---------         --------
   Noninterest income....................................................     25,497           21,215
   Noninterest expense...................................................     74,815           63,869
                                                                           ---------         --------
       Income before provision for income taxes and
           minority interest in loss of subsidiary.......................     40,548           35,425
   Provision for income taxes............................................     11,703           13,298
                                                                           ---------         --------
       Income before minority interest in loss of subsidiary.............     28,845           22,127
   Minority interest in loss of subsidiary...............................       (158)              --
                                                                           ---------         --------
       Net income........................................................  $  29,003           22,127
                                                                           =========         ========

   Basic earnings per common share.......................................  $1,217.49           926.87
                                                                           =========         ========

   Diluted earnings per common share.....................................  $1,202.46           915.04
                                                                           =========         ========


                                      Selected Financial Data

                                                                           March 31,       December 31,
                                                                             2006              2005
                                                                             ----              ----

   Total assets.......................................................... $9,398,689        9,170,333
   Investment securities.................................................  1,456,474        1,340,783
   Loans, net of unearned discount.......................................  7,171,283        7,020,771
   Allowance for loan losses.............................................    140,235          135,330
   Deposits..............................................................  7,893,493        7,541,831
   Other borrowings......................................................    347,644          539,174
   Notes payable.........................................................     95,000          100,000
   Subordinated debentures...............................................    257,601          215,461
   Stockholders' equity..................................................    705,420          678,938
   Nonperforming assets..................................................     70,386           99,221


                                     Selected Financial Ratios

                                                                                 Three Months Ended
                                                                                      March 31,
                                                                               ----------------------
                                                                                2006            2005
                                                                                ----            ----

   Return on average assets..............................................       1.26%           1.04%
   Return on average equity..............................................      16.91           14.67
   Net interest margin...................................................       4.30            3.97
   Efficiency ratio......................................................      64.29           64.32
